Exhibit 99.1

FORWARD INDUSTRIES ISSUES OPEN LETTER TO SHAREHOLDERS

WEST PALM BEACH, Fla. – September 8, 2014 – Forward Industries, Inc. (NASDAQ: FORD) today issued the following open letter to shareholders in response to recent news and activities at the company. The letter outlines the transformative direction that Forward Industries’ leadership is pursuing, consistent with the company’s overall strategic review that began in 2012:

Dear Shareholders:

Given the recent news and activities at Forward Industries, including the termination of our former Chief Financial Officer, we wanted to take a moment to provide you with additional context and information about our vision for the company.

Forward Industries has implemented a successful strategy over the past two years to turn around financial results for shareholders and make the company a leader in the diabetic case market. During this time, operating losses have become operating profits, and we have grown sales to more than $30 million in FY2013, up from $22.8 million in FY2011. We have restructured our operations and increased efficiencies throughout the company. Importantly, we have also resolved legacy litigation issues.

Building on that momentum, Forward Industries started implementing additional transformational changes this year to accelerate earnings and cash flow growth. We have confidence in our strategy, which focuses on delivering value through both organic growth and attractive acquisitions. The company has stabilized financially and strengthened its industry position, and we are now in a position to look to grow cash flow more aggressively.

We understand that change can be difficult, and we have recently experienced public resistance from some stakeholders about our vision for the company. Inflammatory comments from board member, Terence Bernard Wise, and the events that led to the recent termination of former Chief Financial Officer, James McKenna, can best be summarized as short-term distractions as we continue to build our company. These distractions in no way reflect the sentiments and outlook for the company held by the majority of the Board of Directors, our management team, and independent strategic advisors, all of whom remain confident in and committed to our strategic plan for the company and our shareholders. We were prepared for such challenges and will move past them together.

As we continue through this important phase of our strategic plan, we sincerely appreciate the positive feedback we have received from shareholders and remain committed to providing you clear and open communications as we hit key milestones. Thank you for your continued support. We are confident and excited about a bright future for Forward Industries.

Sincerely,

Robert Garrett, Jr. Chief Executive Officer Forward Industries, Inc.	Frank LaGrange Johnson Chairman of the Board of Directors Forward Industries, Inc.
John Chiste Member of the Board of Directors Forward Industries, Inc.	Timothy Gordon Member of the Board of Directors Forward Industries, Inc.
Owen P.J. King Member of the Board of Directors Forward Industries, Inc.

About Forward Industries, Inc.

Incorporated in 1962, and headquartered in West Palm Beach, Fla., Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward Industries' products can be viewed online at www.forwardindustries.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current expectations and projections about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2013 for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Additional Information and Where to Find It

In connection with the proxy contest initiated by Mr. Wise, the Company will be filing documents with the SEC, including the filing by the Company of a Proxy Statement. Shareholders are urged to read the Proxy Statement for the 2014 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to shareholders of the Company.  Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at (www.sec.gov) or by contacting the Company at (561) 465-0030.

Participants in the Solicitation of Proxies

The following directors and executive officers of Forward Industries may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders (each individual’s beneficial ownership of shares of Common Stock of the Company is set forth in the parenthetical opposite his name): Robert Garrett, Jr. (401,157 shares), Frank LaGrange Johnson (202,855 shares), Owen P.J. King (45,000 shares), John F. Chiste (45,000 shares) and Timothy Gordon (113,427 shares).  Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

Contacts
MacKenzie Partners, Inc. Larry Dennedy 212-929-5500	Peppercomm Jacqui Emerson 212-300-6191 jemerson@peppercomm.com